CHURCHILL DOWNS INCORPORATED
RESTRICTED STOCK UNIT AGREEMENT
_______ RESTRICTED STOCK UNITS
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made as of the 30th day of October, 2018 (the “Grant Date”) by and between __________ (the “Executive”), and Churchill Downs Incorporated (the “Company”), a Kentucky corporation with its principal place of business at 600 N. Hurstbourne Parkway, Louisville, Kentucky 40222.
WITNESSETH:
WHEREAS, the Company maintains the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (the “Plan”) which was approved by shareholders of the Company at the 2016 Annual Meeting of Shareholders on April 27, 2016;
WHEREAS, the Plan provides for the granting of restricted stock units based on shares of the Company’s common stock, no par value per share (the “Common Stock”) in accordance with the terms and provisions thereof and the Executive is a person eligible for participation under the Plan;
WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company by unanimous written consent on October 30, 2018 authorized and directed the Company to make an award of restricted stock units to the Executive under the terms and conditions set forth in this Agreement; and
WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of such award.
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Grant of Restricted Stock Units. Subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Executive ______ restricted stock units (the “RSUs”) which are equal to an equivalent number of shares of the Company’s Common Stock, in consideration for services to be performed by the Executive as an employee of the Company and its subsidiaries. As long as the RSUs are subject to the Restrictions set forth in Section 3 of this Agreement, such RSUs shall be deemed to be, and are referred to in this Agreement as, the “Restricted Stock Units”.
2.Adjustments in Restricted Stock Units.

(a)
In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution (or distribution on Common Stock of any security convertible into securities of the Company), recapitalization, merger, consolidation, split-up, combination, subdivision, reclassification, exchange of shares or the like, the Committee shall make equitable adjustments in the Restricted Stock Units so that the Restricted Stock Units represent the same percentage of the Company’s equity as was the case immediately prior to such change. Any new, additional or different securities to which the Executive shall be entitled in respect of Restricted Stock Units by reason of such adjustment shall be deemed to be Restricted Stock Units and shall be subject to the same terms, conditions and restrictions as the Restricted Stock Units so adjusted.

(b)
In the event Company merges, consolidates or effects a share exchange with another entity, or all or a substantial portion of Company’s assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by another entity (any such entity being hereafter referred to as the “Successor”) each of the Restricted Stock Units shall automatically be converted into and replaced by Restricted Stock Units representing shares of common stock, or such other class of securities having rights and preferences no less favorable than the Restricted Stock Units, of the Successor, and the number of Restricted Stock Units shall be correspondingly adjusted, so that Executive shall have the right to that number of Restricted Stock Units representing shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the Restricted Stock Units.
3.Restrictions. During applicable periods of restriction determined in accordance with Section 5 of this Agreement, Restricted Stock Units, and all rights with respect to such Restricted Stock Units, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 4 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as the “Restrictions”), and the Executive shall not have any rights of a stockholder, including, no right to vote the Restricted Stock Units, receive dividends thereon (provided, dividend equivalents shall accrue and vest on the Restricted Stock Units and be paid in cash at the same time as the Restrictions lapse), or purchase any securities pursuant to that certain Rights Agreement dated as of March 19, 2008, between the Company and National City Bank, as amended, and as the same may be amended, modified or supplemented from time to time.
4.Forfeiture of Restricted Stock Units. Subject to Section 5 below, in the event that the Executive’s employment with the Company and its subsidiaries terminates for any reason, such event shall constitute an “Event of Forfeiture” and all RSUs which at that time are Restricted Stock Units shall thereupon be forfeited by the Executive to the Company without payment of any consideration by the Company, and neither the Executive nor any heir, personal representative, successor or assign of the Executive shall have any right, title or interest in or to such Restricted Stock Units.
5.Lapse of Restrictions.

(a)
The Restrictions on the respective Restricted Stock Units shall lapse per the schedule immediately below, provided, however, that (1) such corresponding date occurs prior to a Termination of Employment (as defined in Appendix A), but subject to Sections 5(c), 5(d) and 5(e) below, and (2) Executive complies with the covenants set forth in Section 6 below:

Date	# of RSUs for which Restrictions lapse and which become non-forfeitable
4th Anniversary of Grant Date	1/4
5th Anniversary of Grant Date	1/4
6th Anniversary of Grant Date	1/4
7th Anniversary of Grant Date	1/4

(b)
Upon the lapse of the Restrictions in accordance with this Section 5, the Company shall, as soon as practicable thereafter (and in any event, within thirty (30) days thereafter), settle the RSUs in shares of Company Common Stock and deliver to the Executive a certificate (or record as a book entry and deliver evidence of same to the Executive) (without any restrictive endorsement referring to such Restrictions) for the RSUs that are no longer subject to such Restrictions.

(c)
In the event the Executive’s employment is terminated by the Company other than for Cause (as defined in Appendix A), Disability (as defined in Appendix A) or death, or if the Executive voluntarily resigns for Good Reason (as defined in Appendix A) or retires on or after attaining age 65 with the consent of the Company, then for purposes of determining any lapse of the

Restrictions in (a) above and the forfeiture of Restricted Stock Units, if any, under Section 4 and Section 5, and, provided the Executive complies with the covenants set forth in Section 6, the Executive’s employment shall be considered to continue through the Restriction lapse dates set forth in Section 5(a), with the RSUs to be settled pursuant to Section 5(b) following the Restriction lapse dates set forth in Section 5(a).

(d)
If, during the 24-month period following a Change in Control (as defined in Appendix A): (i) the Executive is terminated by the Company other than for Cause, Disability or death, or (ii) the Executive voluntarily resigns for Good Reason, all Restrictions on the respective Restricted Stock Units that have not been previously forfeited under Section 4 as of the date of Termination of Employment shall lapse immediately as of the date of Termination of Employment.

(e)
In the event the Executive’s employment is terminated due to death or Disability (as defined in Appendix A), all Restrictions on the respective Restricted Stock Units that have not been previously forfeited under Section 4 as of the date of death or Disability shall lapse immediately, with settlement to be made to the Executive’s estate in the event of Executive’s termination of employment due to death.

6.Covenants.

(a)
Confidentiality. Executive agrees that Executive will not at any time during Executive's employment with the Company or thereafter, except in performance of Executive's obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term "Confidential Information" shall mean any past, present, or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Company; provided, however, the term "Confidential Information" shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by Executive or his representative(s) in violation of this Agreement. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

Nothing contained herein prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)
Non-Solicit. During Executive’s employment and for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, solicit or induce any then-existing employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries or contact any then-existing customer or vendor under contract with the Company or any of its subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Company, except that Executive shall not be precluded from (i) hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between the Executive or his/her subsequent employer and such employee, (ii) employing or contacting any such person who contacts Executive or his/her subsequent employer on his or her own initiative without any otherwise prohibited solicitation, or (iii) employing or contacting any person as a result of general solicitations not specifically directed at the Company, any of its subsidiaries or any of its employees.

(c)
Future Employment. Notwithstanding any provision herein to the contrary, including Executive’s compliance with Section 6(b), herein, for two (2) years immediately following a Termination of Employment for any reason, Executive shall not, without the prior consent of the Company, directly or indirectly perform any job, task, function, skill or responsibility for, or render advice or services to, or otherwise assist, a business (including any subsidiary or other related entity of such business, but excluding any tax-exempt, charitable organization), other than the Company, for which ________ provides any such job, task, function, skill or responsibility, or to which ________ renders advice or services, or otherwise assists, during the two (2) year period immediately following Executive’s Termination of Employment, provided, the Executive shall be permitted to have (or make) a passive investment in, and serve on the board of (without remuneration), any company or business in which ________ also has (or makes) a passive investment. Notwithstanding the preceding, in the event Executive breaches the covenant set forth in this Section 6(c), Executive shall be obligated to return or repay to Company all RSUs previously settled to Executive hereunder and any obligation for the Company to settle any future RSUs hereunder shall cease and shall be rendered null and void.

(d)
Non-Disparagement.    The Executive agrees that during his employment and following a Termination of Employment for any reason, Executive shall not, directly or indirectly, in any individual or representative capacity whatsoever, make any public or private statements (whether orally or in writing), other than true statements to the extent necessary to prosecute or defend any adversarial proceedings against the Company, that disparage, denigrate or malign the Company or that could be detrimental in any respect to the reputation or goodwill of the Company.

(e)
Cooperation. Executive agrees that during his employment or following a Termination of Employment for any reason, Executive shall, upon reasonable advance notice, assist and cooperate with the Company as is reasonable with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive's employment. The Company shall reimburse Executive for all reasonable and necessary expenses related to Executive's services under this Section 6(e) (i.e., travel, lodging, meals, telephone and overnight courier) within ten (10) business days of Executive submitting to the Company appropriate receipts and expense statements.

7.Withholding Requirements. Whenever Restrictions lapse with respect to Restricted Stock Units, the Company shall have the right to (i) withhold from sums due to the Executive; (ii) require the Executive to remit to the Company; or (iii) retain shares of Company Common Stock otherwise deliverable to the Executive; in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any such shares of Company Common Stock to the Executive.
8.Effect Upon Employment. Nothing contained in this Agreement shall confer upon the Executive the right to continue in the employment of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate the employment of the Executive.
9.Amendment. This Agreement may not be amended, modified or supplemented except with the consent of the Committee and by a written instrument duly executed by the Executive and the Company.
10.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Executive accepts the award of RSUs hereunder subject to all of the terms and conditions of this Agreement. Executive hereby agrees to accept as binding, conclusive and final all reasonable decisions and interpretations of the Committee upon any questions arising under this Agreement, including without limitation, the interpretation of the Restrictions imposed upon the RSUs.
11.Notices. Notices shall be deemed delivered if delivered personally or if sent by registered or certified mail to the Company at its principal place of business, as set forth above, and to Executive at the address as shall most currently appear on the records of the Company, or at such other address as either party may hereafter designate in writing to the other.
12.Investment Representation. If the RSUs awarded to the Executive under this Agreement are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statements, the Executive, if the Committee shall reasonably deem it advisable, may be required to represent and agree in writing (i) that any shares of Company Common Stock acquired by the Executive under this Agreement will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under such Act, and (ii) that the Executive has acquired such shares of Company Common Stock for his own account and not with a view to the distribution thereof.
13.Compliance with Section 16(b). This Agreement and the grant of RSUs hereunder is intended to comply with all applicable conditions of Rule 16(b)-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. All transactions involving the Company’s executive officers are subject to such conditions, regardless of whether the conditions are expressly set forth in this Agreement. Any provision of this Agreement that is contrary to a condition of Rule 16b-3 shall not apply.
14.Compliance With Other Laws And Regulations. The rights of the Executive and the obligations of Company under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [i] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [ii] the completion of any registration or qualification of any governmental body which Company shall, in its sole discretion, determines to be necessary or advisable. The Company agrees to use its best efforts to procure any such listing, registration or qualification.
15.Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement with the parties agreeing in such event to make all reasonable efforts to replace such invalid or unenforceable provision with a valid provision that will place the parties in approximately the same economic position as contemplated hereunder.
16.Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. The Executive consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.
17.Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof.
18.Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the effect as if the signatures thereto and hereto were upon the same instrument. Signatures conveyed by facsimile or PDF file shall constitute original signatures.
19.Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent the RSUs under this Agreement are payable by reference to Executive’s “Termination of Employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, to the extent the RSUs constitute nonqualified deferred compensation, within the meaning of Section 409A, then if Executive is a specified Executive (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, if such RSUs are payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, then the payment of such RSUs shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death.

(Signature page follows.)

IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first above written.

EXECUTIVE

CHURCHILL DOWNS INCORPORATED
By:
Charles G. Kenyon
SVP HR
(Authorized Representative)

APPENDIX A
Definitions
(a)“Agreement” - see the recitals to this Agreement.
(b)“Base Salary” - means the Executive’s base salary as of the date the Agreement is executed.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” for termination by the Company of Executive’s employment with the Company means any of the following:
(i)the willful and continued failure of Executive to perform substantially his duties to the Company (other than any such failure resulting from incapacity due to disability), after a written demand to cure such failure (the “Demand to Cure”) is delivered to Executive by the Chief Executive Officer which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;
(ii)Executive’s conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or
(iii)the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.
For purposes of this definition, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel of the Company which Executive honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company shall give written notice to Executive of the termination for Cause. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based and such notice shall be given within six (6) months of the occurrence of, or, if later, the Company’s actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause. Executive shall have sixty (60) days upon receipt of the Demand to Cure in which to cure such conduct, to the extent such cure is possible.
(e)“Change in Control” has such meaning as is set forth in the Plan.
(f)“Code” means the Internal Revenue Code of 1986, as amended from time-to-time.
(g)“Common Stock” means the common stock, no par value, of the Company.
(h)“Company” - see the recitals to this Agreement.
(i)“Disability” means that Executive becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder.
(j)“Exchange Act” means the Securities Exchange Act of 1934.
(k)“Executive” - see recitals to this Agreement.
(l)“Good Reason” for termination by Executive of Executive’s employment means the occurrence (without Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act:

(i)the assignment to Executive of any duties inconsistent in any material respect with the position held by the Executive at the time this Agreement is executed (including status, office, title and reporting requirements), or the authority, duties or responsibilities of the position, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Executive;
(ii)the sale or other disposition of a material portion of the business or assets of the Company which results in a material change to the Executive’s position, authority, duties or responsibilities existing at the time this Agreement is executed (including status, office, title and reporting requirements);
(iii)the Company’s requiring Executive to be based at, or perform his principal functions at, any office or location other than a location within 35 miles of the Main Office unless such other location is closer to Executive’s then-primary residence than the Main Office;
(iv)a material reduction in Base Salary;
(v)a material reduction in Executive’s welfare benefits plans, qualified retirement plan, or paid time off benefit unless other senior executives suffer a comparable reduction; and
(vi)any purported termination of Executive’s employment under this Agreement by the Company other than for Cause, death or Disability.
Prior to Executive’s right to terminate employment for Good Reason, he shall give written notice to the Company of his intention to terminate his employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which Executive’s Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.
(m)“Main Office” means 600 N. Hurstbourne Parkway, Louisville, Kentucky.
(n) “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment with the Company.